Exhibit 10.1

DATED 22 August 2022

NEXTBANK INTERNATIONAL, INC

AND

ALPHABIT CONSULTING PTE. LTD.

COLLABORATION AGREEMENT

This collaboration agreement (this “Agreement”) is made on 22 August 2022.

BETWEEN:

(1)	NEXTBANK INTERNATIONAL, INC (Company No.: 401244), a company incorporated in Puerto Rico with registered office at 268 Ponce de Leon Ave., Suite 1012, SAN JUAN, PR, 00918 (“NextBank”); and

(2)	ALPHABIT CONSULTING PTE. LTD. (Company No.: 201809216G), a company incorporated in Singapore with registered office at 11 Collyer Quay, #11-06, The Arcade, Singapore 049317 (“ABCC”),

(each a “Party” and together the “Parties”).

WHEREAS:

(A)	NextBank is a wholly-owned subsidiary of NextPlay Technologies, Inc, a company listed on the NASDAQ. NextBank provides line and mobile banking services and is a regulated financial institution licensed under Act 273 by the Office of the Commissioner of Financial Institutions of Puerto Rico.

(B)	ABCC operates a cryptocurrency exchange that provides fiat-cryptocurrency and cryptocurrency-cryptocurrency trading (“ABCC Exchange”) and has submitted a licence application under the Payment Services Act 2019 (No. 2 of 2019) (“PS Act”) to provide account issuance services and digital payment token (“DPT”) services. ABCC has been granted an exemption from holding a licence to provide account issuance services and DPT services under the PS Act until the date that the licence application is approved or rejected by the Monetary Authority of Singapore (“MAS”) or withdrawn by ABCC.

(C)	NextBank proposes to partner with ABCC to provide bank accounts to the users of the ABCC Exchange for the deposit of fiat currency when they exchange cryptocurrency and to offer Payment Cards (as defined below) to such users (the “Project”).

(D)	Prior to the commencement of the Project, NextBank and ABCC shall partner on a preliminary project pursuant to which NextBank shall provide bank accounts to the users of the ABCC Exchange for the deposit of fiat currency and to offer Prepaid Cards (as defined below) (the “Phase 1 Project”).

(E)	This Agreement establishes a framework to govern the parties’ respective rights and obligations in relation to their collaboration on the Phase 1 Project and the Project and sets out the terms and conditions upon which the parties have agreed that such collaboration on the Phase 1 Project and the Project may take place.

IT IS HEREBY AGREED THAT:

1.	DEFINITIONS AND INTERPRETATIONS

1.1.	Definitions

1.1.1.	“ABCC Exchange” means the cryptocurrency exchange and trading platform operated by ABCC as described in Recital (B).

1.1.2.	“ABCC Porta Reserve” has the meaning ascribed to it in Schedule 1.

1.1.3.

1.1.4.	“Available Credit” has the meaning ascribed to it in Clause 3.7.1.

1.1.5.	“Available Credit Ratio” has the meaning ascribed to it in Clause 3.7.1.

1.1.6.	“Business Day” means a day on which banks are open for the transaction of business in Puerto Rico, Singapore and the United States of America.

1.1.7.	“Change of Control” means a change in the beneficial ownership of more than 50% of the issued share capital of a company or the legal power to direct or cause the direction of the general management of the company;

1.1.8.	“Created Intellectual Property” has the meaning ascribed to it in Clause 11.3.

1.1.9.	“DPT” has the meaning ascribed to it in Recital (B).

1.1.10.	“Effective Date” means 22 August 2022.

1.1.11.	“Exclusivity Period” has the meaning ascribed to it in Clause 4.1

1.1.12.	“Intellectual Property Rights” means patents, rights to inventions, copyright and related rights, trademarks and service marks, business names and domain names, goodwill and the right to sue for passing off rights in designs, rights in computer software, database rights, rights to use, and protect the confidentiality of, confidential information (including know-how and trade secret), and all other intellectual property rights, in each case whether registered or unregistered and including all applications and rights to apply for and be granted, renewals or extensions of, and rights to claim priority from, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

1.1.13.	“KYC Requirements” has the meaning ascribed to it in Clause 3.4.1.

1.1.14.	“LR” has the meaning ascribed to it in Clause 3.7.2.

1.1.15.	“LTV” has the meaning ascribed to it in Clause 3.7.2.

1.1.16.	“LTVmax” has the meaning ascribed to it in Clause 3.7.2.

1.1.17.	“MAS” has the meaning ascribed to it in Recital (B).

1.1.18.	“Mediator” has the meaning ascribed to it in Clause 3.6.4.

1.1.19.	“Minimum Prepaid Card Reserve” has the meaning ascribed to it in Schedule 1.

1.1.20.	“Minimum Reserve Ratio” has the meaning ascribed to it in Clause 3.8.1.

1.1.21.	“NextBank Exchange Account” has the meaning ascribed to it in Schedule 1

1.1.22.	“NextBank Prepaid Card Account” has the meaning ascribed to it in Schedule 1.

1.1.23.	“Outstanding Credit” has the meaning ascribed to it in Clause 3.7.3.

1.1.24.	“Partner” has the meaning ascribed to it in Clause 4.1.

1.1.25.	“Payment Card” has the meaning ascribed to it in Clause 3.3.2.

1.1.26.	“Phase 1 Project” has the meaning ascribed to it in Recital (D).

1.1.27.	“Porta” means the stablecoin issued by NextBank that is backed one-to-one by fiat reserves which can be denominated in various fiat currencies.

1.1.28.	“Pre-Approval Period” has the meaning ascribed to it in Clause 3.6.2.

1.1.29.	“Prepaid Cards” has the meaning ascribed to it in Schedule 1.

1.1.30.	“Project” has the meaning ascribed to it in Recital (C).

1.1.31.	“PS Act” has the meaning ascribed to it in Recital (B).

1.1.32.	“Relevant Systems” means the systems and/or interfaces referred to in Clauses 3.5.2, 3.6.3 and paragraph 9 of Schedule 1.

1.1.33.	“Reserve” has the meaning ascribed to it in Clause 3.8.2.

1.1.34.	“SIAC” has the meaning ascribed to it in Clause 19.2.

1.1.35.	“Staking Account” has the meaning ascribed to it in Clause 3.3.1.

1.1.36.	“Staked Cryptocurrency” has the meaning ascribed to it in Clause 3.3.1.

1.1.37.	“TAC” has the meaning ascribed to it in Clause 3.8.1.

1.1.38.	“TOC” has the meaning ascribed to it in Clause 3.8.3.

1.1.39.	“Users” means the users and customers of the ABCC Exchange who have opened a bank account with NextBank and wish to apply for or have been issued a Payment Card.

1.1.40.	“Y” has the meaning ascribed to it in Clause 3.7.2.

1.2.	Modifications etc. of Statutes

References to any enactment, subsidiary legislation or regulatory instruments shall be deemed to include references to such enactment as re-enacted, amended or extended and any subordinate legislation made from time to time under it.

1.3.	Singular, Plural, Gender

References to any one gender include all genders and references to the singular shall include the plural and vice versa.

1.4.	References to Persons and Companies

The expression “persons” means any individual, corporation, partnership, association, limited liability company, trust, governmental or quasi-governmental authority or body or other entity or organisation and the expression “company” means any company, corporation or any body corporate, wherever incorporated.

1.5.	Clauses

References to Clauses are to clauses of this Agreement.

1.6.	Headings

The headings are inserted for convenience only and shall be ignored in construing this Agreement.

1.7.	Successors

This Agreement shall be binding on and enure to the benefit of, the parties to this Agreement and their respective successors and permitted transferee and references to a Party shall include that Party’s successors and permitted transferees

2.	COMMENCEMENT AND DURATION

2.1.	This Agreement shall commence on the Effective Date.

2.2.	This Agreement shall continue, unless terminated earlier in accordance with this Agreement, until the date falling seven (7) years from the Effective Date (or such other date as may be mutually agreed between the parties).

2A.	COLLABORATION ON THE PHASE 1 PROJECT

Prior to the commencement of the Project, the Parties agree to jointly collaborate on the Phase 1 Project on the terms and conditions set out in Schedule 1.

3.	COLLABORATION ON THE PROJECT

3.1.	The Parties agree to jointly collaborate on the Project on the terms and conditions of this Agreement.

3.2.	Opening of Bank Account

Where a User wishes to open a bank account with NextBank:

3.2.1.	subject to the User having satisfied all KYC Requirements, NextBank shall open a bank account in the name of the User for the deposit of fiat currency (unless the User already has an existing bank account with NextBank);

3.2.2.	upon the bank account with NextBank being opened, the User shall be permitted to exchange cryptocurrencies held by him with the ABCC Exchange for fiat currencies (and vice versa), and any such fiat currencies shall be deposited in the bank account held by him with NextBank; and

3.2.3.	the User shall be permitted to maintain (i) a cryptocurrency balance in the account held by him with the ABCC Exchange and (ii) a fiat currency balance in the account held with NextBank;

3.3.	Payment Card

Where a User has a bank account opened with NextBank and wishes to apply for a Payment Card:

3.3.1.	the User shall instruct the ABCC Exchange to deposit part or all of the cryptocurrency balance held by him with ABCC Exchange (the “Staked Cryptocurrency”) in a separate, segregated account (the “Staking Account”); and

3.3.2.	subject to the User having satisfied all KYC Requirements, NextBank shall issue payment cards to the User that extend credit (in fiat currency) to the User (the “Payment Card”). The credit available under the Payment Card is secured by and limited by the value of the Staked Cryptocurrency and the value of the Reserves in accordance with Clauses 3.7 and 3.8 respectively.

3.4.	Verification of Users

3.4.1.	NextBank shall obtain the documents and information set out in Schedule 2, and any additional documents and information which NextBank may reasonably require to satisfy its verification and AML/KYC requirements (the “KYC Requirements”) directly from the User. ABCC shall use all reasonable efforts to assist NextBank in obtaining any such documents and information from the User.

3.4.2.	NextBank reserves the right to vary, modify and/or supplement the KYC Requirements imposed on each User from time to time.

3.4.3.	In the event that additional documents and information in respect of any User are required for verification and AML/KYC purposes by NextBank, any governmental or regulatory authority (including any relevant stock exchange), or by any court or other authority of competent jurisdiction, NextBank shall have the right to obtain such additional documents and information directly from the User and ABCC shall use all reasonable efforts to assist NextBank in obtaining such additional documents and information from the User.

3.4.4.	For the avoidance of doubt, there is no obligation on NextBank to open a bank account for any User or issue a Payment Card to any User unless the KYC Requirements are fulfilled (to the satisfaction of NextBank acting in its sole and absolute discretion).

3.5.	Exchange between Cryptocurrency and Fiat

3.5.1.	Any cryptocurrency-fiat exchange referred to in Clause 3.2.2 shall take place wholly on the ABCC Exchange and ABCC shall be fully responsible for operating such cryptocurrency-fiat exchange.

3.5.2.	ABCC and NextBank shall cooperate to develop and implement a system and/or interface for the syncing of the account opened by the User with NextBank for the deposit of fiat currency with the account opened by the User with the ABCC Exchange for the deposit of cryptocurrencies such that the User will be able to view his cryptocurrency balance in the account held with the ABCC Exchange and his fiat currency balance held with NextBank, and trade between cryptocurrencies and fiat currency, on the ABCC Exchange interface.

3.6.	Staking Account

3.6.1.	ABCC shall be responsible for arranging for the Staked Cryptocurrency to be deposited in the Staking Account and ensuring that the Staking Account is a separate, segregated account that only contains the Staked Cryptocurrency. ABCC shall provide all supporting documents as may be required by NextBank to verify that the Staking Account is a separate, segregated account.

3.6.2.

Prior to NextBank having obtained the requisite approvals and consent from the Commissioner of Financial Institutions of Puerto Rico or any other relevant regulatory authority to be a custodian of cryptocurrency assets (the “Pre-Approval Period”), the Staking Account shall be wholly controlled and operated by ABCC and ABCC shall be responsible for procuring and ensuring that the liquidation of the Staked Cryptocurrency in each User’s Staking Account takes place in accordance with Clause

3.7. NextBank shall not act as a custodian or provide any custody services in respect of the Staked Cryptocurrency.

3.6.3.	ABCC and NextBank shall cooperate to develop and implement a system for the monitoring and reporting of the Staked Cryptocurrency held by each User in his Staking Account. For the duration of this Agreement, ABCC shall be responsible for monitoring and reporting the amount and value of the Staked Cryptocurrency held by each User in his Staking Account to NextBank on a daily basis and shall provide all supporting documents and calculations as may be required by NextBank to verify the information provided. The value of the Staked Cryptocurrency shall be based on spot prices on the ABCC Exchange.

3.6.4.	In the event that NextBank disagrees in relating to the amount and value of the Staked Cryptocurrency reported by ABCC to NextBank for that day pursuant to Clause 3.6.3, NextBank may raise a dispute in relating to the amount and value of the Staked Cryptocurrency reported by ABCC (the “Staked Cryptocurrency Dispute”) and the Parties shall attempt to resolve such dispute through the following procedures:

(i)	The Staked Cryptocurrency Dispute shall be considered to have arisen when NextBank sends a written notice of the Stake Cryptocurrency Distpute to ABCC.

(ii)	The Parties shall resolve such dispute through good faith negotiations by all reasonable and appropriate means. If the Parties are unable to resolve the dispute within five (5) Business Days from receipt of the written notice of the Staked Cryptocurrency Dispute unless such time is modified by written agreement of the Parties. , the dispute shall be submitted to mediation.

(iii)	If the Staked Cryptocurrency Dispute cannot be resolved by negotiation as set forth in (ii) above, the Parties agree to submit the Staked Cryptocurrency Dispute in the earliest date to mediation by either Party submitting a written request for mediation to the other Party in force on the date when the request for mediation is duly given (the “Request Date”). The number of mediators shall be one (1) which shall be mutually appointed by the Parties and shall share the cost of the mediator equally. If the Parties cannot agree on the selection of a mediator, then upon request of either Party, Singapore International Mediation Centre (“SIMC”) shall appoint the mediator.

(iv)	The mediator shall determine the amount and value of the Staked Cryptocurrency for the relevant day and shall deliver a written certificate to Parties certifying the amount and value of the Staked Cryptocurrency for the relevant day within twenty (20) business days from the Request Date unless the Parties mutually agree in writing to longer period. The certificate issued by the mediator shall be final and binding on the Parties. The Parties may argue the certificate issued by the mediator only in the absence of fraud or manifest error. In such cases, the Staked Cryptocurrency Dispute shall be settled by arbitration as described in Clause 19.2.

3.6.5.	Upon NextBank having obtained the requisite approvals and consent from the Commissioner of Financial Institutions of Puerto Rico or any other relevant regulatory authority to be a custodian of the Staked Cryptocurrency (the “Custodian Approval”), the Staking Account shall be jointly controlled and operated by NextBank and ABCC. NextBank shall have the right to sell, transfer, liquidate and/or otherwise deal with the Staked Cryptocurrency directly in accordance with Clause 3.7 and NextBank shall in the first instance directly procure the liquidation of the Staked Cryptocurrency in each User’s Staking Account in accordance with Clause 3.7. ABCC shall provide all necessary assistance and perform such acts as may be required for the purpose of NextBank taking over and having joint control of the Staking Account, including the issuance of any power of attorney and/or sharing of any custodial functions over the Staked Cryptocurrency with NextBank, and for the purposes of NextBank liquidating the Staked Cryptocurrency in accordance with this Agreement.

3.6.6.	In the event that NextBank fails to obtain the Custodian Approval, such event shall not be deemed in any way to constitute a material breach of this Agreement. In this foregoing event, the control and the operation of the Staking Account shall be the same with the Pre-Approval Period as described in Clause 3.6.2.

3.7.	Available Credit under Payment Cards

3.7.1.	The maximum amount that a User can borrow from NextBank under a Payment Card (the “Available Credit”) shall be based on the value of the Staked Cryptocurrency held in the User’s Staking Account and shall be calculated as follows:

Available Credit = ∑ LTVmax x Y (the “Available Credit Ratio”)

3.7.2.	For the purposes of this Agreement,

(a)	“LR” means the LTV determined by ABCC and approved by NextBank (whose approval shall not be unreasonably withheld), at which NextBank shall have the right to liquidate the Staked Cryptocurrency in the Staking Account in accordance with Clause 3.7.5.

(b)	“LTV” means the loan to value which is calculated by Outstanding Credit / Y.

(c)	“LTVmax” means the maximum LTV determined by ABCC and approved by NextBank (whose approval shall not be unreasonably withheld) which shall be applicable to the underlying cryptocurrency asset that has been placed by the User in his Staking Account.

(d)	“Y” means the value of the Staked Cryptocurrency placed by the User in his Staking Account.

For illustrative purposes only, assuming that the Staked Cryptocurrency that has been placed by the User in his Staking Account is Bitcoin with a value of $1000 and the LTVmax for bitcoin is 30.0%, the Available Credit will be $300 (30.0% of $1000).

3.7.3.	A User shall be informed and required by ABCC to top up the Staked Cryptocurrency in his Staking Account, within 24 hours of being informed, in the event that the amount borrowed by the User from NextBank under a Payment Card (the “Outstanding Credit”) exceeds the Available Credit due to a fall in the value of the Staked Cryptocurrency or any other reason whatsoever such that:

LR ≥ LTV > LTVmax

3.7.4.	If the top-up referred to in Clause 3.7.3 is not completed by the User within 24 hours of ABCC informing the User that such top-up is required to be made, NextBank shall have the right to sell and/or otherwise liquidate part or all of the Staked Cryptocurrency in the User’s Staking Account to repay the Outstanding Credit in order to maintain the Available Credit Ratio such that Outstanding Credit is equal to Available Credit (i.e. Outstanding Credit = LTVmax x Y = Available Credit). The liquidation shall be carried out by the relevant Party in accordance with Clauses 3.6.2 and 3.6.5 above.

3.7.5.	In the event that the LTV is equal to or exceeds LR at any time (i.e. LTV ≥ LR), NextBank shall have the automatic right to sell and/or otherwise liquidate part or all of the Staked Cryptocurrency in the User’s Staking Account immediately in order to repay the full amount of the Outstanding Credit to NextBank. The liquidation shall be carried out by the relevant Party in accordance with Clauses 3.6.2 and 3.6.5 above.

3.7.6.	For illustrative purposes only, assuming that a User places bitcoin in his Staking Account and LTVmax is set at 30.0% and LR is set at 40.0%, and the User has an Outstanding Credit of $300:

(a)	if the bitcoin that the User places in his Staking Account has a value of $850 following a fall in the value of bitcoin such that LTV increases to 35.3%, this means that LR ≥ LTV > LTVmax. In accordance with Clause 3.7.3, the User shall be requested to top up the Staked Cryptocurrency in his Staking Account. Assuming the User does not complete the required top-up in accordance and within the timeline set out in Clause 3.7.3, $64.29 of bitcoin in the Staking Account shall be liquidated in accordance with Clause 3.7.4. The balance Staked Cryptocurrency in the Staking Account will be $785.71 ($850 less $64.29), the resulting Outstanding Credit will be $235.71 ($300 less $64.29) and the Available Credit will be $235.71 (30.0% of $785.71). Following the liquidation, the Available Credit Ratio has been maintained and Available Credit is equal to the resulting Outstanding Credit.

(a)	if the bitcoin that the User places in his Staking Account has a value of $750 following a fall in the value of bitcoin such that LTV increases to 40.0%, this would mean that LTV ≥ LR. $300 of bitcoin in the Staking Account shall be automatically liquidated in accordance with Clause 3.7.5. The balance Staked Cryptocurrency in the Staking Account will be $450 ($750 less $300), the resulting Outstanding Credit will be $0 ($300 less $300) and the Available Credit will be $135 (30% of $450).

3.7.7.	For the avoidance of doubt, there is no obligation on NextBank to extend any credit under the Payment Card to any User unless the Available Credit Ratio has been maintained in accordance with this Clause 3.7 and LTV is lower than LR at all times. Except as expressly provided in this Agreement, NextBank reserves the right to suspend a User’s account with NextBank and to suspend all credit extended under the Payment Card until the Available Credit Ratio has been maintained.

3.8.	Reserves by ABCC

3.8.1.	The total credit available to all Users on the ABCC Exchange (“TAC”) shall be the lower of:

(a)	Reserve = 1 x TAC (the “Minimum Reserve Ratio”); and

(b)	the sum of AC extended to all Users of Payment Cards.

3.8.2.	In the event that liquidating the whole of the Staked Cryptocurrency in the Staking Account is insufficient to maintain the Available Credit Ratio, or if there are any delays in reconciliation and calculation of the Available Credit for any reason whatsoever (including any technical reasons), ABCC shall be required to deposit additional cash reserves (“Reserve”) with NextBank to cover the difference between the Outstanding Credit and Available Credit.

3.8.3.	The reconciliation of the Reserve shall take place daily. In the event that the total amount borrowed by all Users on the ABCC Exchange (“TOC”) exceeds TAC after the daily reconciliation, NextBank shall remove the difference between TOC and TAC from the Reserve until the Minimum Reserve Ratio is maintained.

3.8.4.	In the event that the Minimum Reserve Ratio is not maintained within 72 hours, NextBank shall have the right to suspend all credit extended under all Payment Cards until the Minimum Reserve Ratio has been reinstated.

3.8.5.	The Parties shall jointly agree on any downwards adjustment to the Minimum Reserve Ratio from time to time.

3.8.6.	For the avoidance of doubt, there is no obligation on NextBank to extend any credit under the Payment Card to any User unless the Minimum Reserve Ratio has been maintained in accordance with this Clause 3.8. Except as expressly provided in this Agreement, NextBank reserves the right to suspend a User’s account with NextBank and to suspend all credit extended under the Payment Card until the Minimum Reserve Ratio has been maintained.

3.9.	Late Payment on Payment Cards

Users are required to settle all credit extended under Payment Cards within 30 days. In the event of late payment, NextBank shall be entitled to charge interest on the outstanding amounts at the rate of 5% per annum calculated on a daily basis payable on the outstanding amount until the outstanding amount is received in full by NextBank.

4.	EXCLUSIVITY

4.1.	For a period of three (3) years from the Effective Date (or such other period as may be mutually agreed by the Parties) (the “Exclusivity Period”) and for as long as this Agreement is not terminated, the Parties shall not directly or indirectly, solicit, initiate or enter into any discussion or collaborate with any third party in relation to the provision of payment cards to users of the ABCC Exchange or other same or similar offerings in the Singapore Market including but not limited to cryptocurrency exchanges and companies in the crypto and blockchain space. The Parties shall use commercially reasonable efforts to promote the joint offerings to ensure the success of the Project.

4.2.	Unless otherwise specified in Clause 4.3, any revenue arising from the Project shall be shared by NextBank and ABCC in a 70%:30% ratio of the revenue.

4.3.	In the event that NextBank partners with another cryptocurrency exchange (“Partner”) in the Singapore Market in relation to the provision of payment cards to users of that cryptocurrency exchange, all revenue arising from such partnership and received by NextBank shall be shared by NextBank and ABCC in the following ratios:

4.3.1.	if the Partner was sourced by ABCC and subsequently introduced or referred by ABCC to NextBank, any revenue arising from such partnership shall be shared by Nextbank and ABCC in a 80%:20% ratio of the revenue; and

4.3.2.	if the Partner was sourced directly by NextBank, any revenue arising from such partnership shall be shared by Nextbank and ABCC in a 90%:10% ratio of the revenue.

4.4.	In connection with NextBank entering into any partnership with another cryptocurrency exchange as referred to in Clause 4.3 above, the Parties shall enter into a written agreement to agree on the terms and conditions for the sharing of revenue provided always that such written agreement shall incorporate the revenue sharing ratios agreed on in Clause 4.3. For the avoidance of doubt, in the event that Parties have not entered into such written agreement at the time that NextBank as entered into a partnership with another cryptocurrency exchange, the revenue sharing ratios agreed on in Clause 4.3. shall still apply.

5.	UNDERTAKINGS

5.1.	Each Party shall facilitate regular discussions and collaboration between appropriate members of its personnel and those of the other Party in relation to the Phase 1 Project and the Project, including but not limited to developing and implementing the Relevant Systems.

5.2.	Each Party shall provide the other Party with reasonable access to its IT and other systems during business hours and provide the other Party with the necessary IT and operational information required for the purposes of this Agreement, including implementing the Phase 1 Project and the Project, including the Relevant Systems.

5.3.	Each Party shall promptly bring to the notice of the other Party any material information which is likely to be of use to or benefit to, or likely to adversely affect, the interests of the other Party under this Agreement.

5.4.	Each Party shall display any disclaimer necessary, or such other disclaimer provided by the other Party from time to time in order to be compliant with applicable laws, regulations, guidelines and directives.

5.5.	Each Party shall in relation to the obligations allocated to it under this Agreement:

5.5.1.	perform such obligations and use reasonable care and skill in performing such obligations;

5.5.2.	comply with good industry practice;

5.5.3.	comply with all laws applicable to it;

5.5.4.	obtain and maintain consents, licences and permissions (statutory, regulatory, contractual or otherwise) that are necessary to enable it to comply with such obligations;

5.5.5.	ensure that it uses employees and agents in performing its obligations who are suitably qualified and experienced;

5.5.6.	not incur any liability on behalf of the other Party without their prior written consent; and

5.5.7.	not making any representations or give any warranties on behalf of the other Party without their prior written consent.

6.	NEGATIVE COVENANTS

Neither Party may not provide to any of its customers or users any information, or make any representation, relating to the other Party’s products or services, unless that information or representation is approved in writing by that Party for use in those circumstances

7.	REPRESENTATIONS AND WARRANTIES

7.1.	Each Party represents and warrants that:

7.1.1.	it has full power and authority to carry out the actions contemplated under this Agreement;

7.1.2.	its entry into and performance under the terms of this agreement will not infringe the Intellectual Property Rights of any third party or cause it to be in breach of any obligations to a third party;

7.1.3.	all information, data and materials provided by it under this Agreement will be accurate and complete in all material respects; and

7.1.4.	it shall at all times during the term of this Agreement hold all licences, registrations, certificates, permits, exemptions and authorities necessary to carry on its business and to act as required by this Agreement and required by all applicable laws, regulations, guidelines and directives, and it will promptly comply with the requirements of all applicable laws, regulations, guidelines and directives.

7.2.	ABCC represents and warrants as of the date of this Agreement that:

7.2.1.	has been granted an exemption from the MAS in respect of holding a licence to provide account issuance services and DPT services under the PS Act;

7.2.2.	it has submitted an application to the MAS for a licence to provide account issuance services and DPT services under the PS Act;

7.2.3.	the application referred to in Clause 7.2.2 above has not been rejected by the MAS; and

7.2.4.	take all reasonable steps for the purpose of complying with applicable anti-money laundering, anti-terrorism financing and anti-bribery laws.

7.3.	The ABCC shall notify NextBank promptly in the event that any of the representations and warranties referred to in Clause 7.2 are no longer true or if ABCC becomes aware of any event of grounds which may result in the MAS rejecting the application referred to in Clause 7.2.2.

8.	INDEMNITY

Each Party (“indemnifying party”) shall indemnify the other Party (“indemnified party”) against all liabilities, costs, expenses, damages and losses (including but not limited to any direct, indirect or consequential losses, loss of profit, loss of reputation and all interest, penalties and legal costs (calculated on a full indemnity basis) and all other reasonable professional costs and expenses) suffered or incurred by the indemnified party arising out of or in connection with any claim made against the indemnified party arising from a breach of the provisions of this Agreement by the indemnifying party.

9.	TERMINATION

9.1.	Without affecting any other right or remedy available to it, either Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

9.1.1.	the other Party commits a material breach of any term of this agreement which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of fifteen (15) days after being notified in writing to do so;

9.1.2.	if any action, proceedings, procedure or step is taken in any jurisdiction for or in connection with the winding up, dissolution or other insolvency procedures or re- organisation of the other Party or the appointment of a liquidator or other similar officer in respect of the other Party or any of its assets;

9.1.3.	if the other Party suspends, or threatens to suspend, payment of its debts or is unable to pay its debts as they fall due or admits inability to pay its debts, or is wound up;

9.1.4.	if the other Party commences negotiations with all or any class of its creditors with a view to rescheduling any of its debts, or makes a proposal for or enters into any compromise or arrangement with its creditors;

9.1.5.	if any event occurs, or any action, proceedings, procedure or step is taken, with respect to the other Party in any jurisdiction that has an effect equivalent or similar to any of the events mentioned in Clauses 9.1.3 and 9.1.4;

9.1.6.	if the other Party suspends or ceases, or threatens to suspend or cease, carrying on all or a substantial part of its business; and/or

9.1.7.	if any warranty given by the other Party in this Agreement is found to be untrue or misleading.

9.2.	Without affecting any other right or remedy available to each Party, each Party may terminate this Agreement with immediate effect by giving written notice to the other Party if:

9.2.1.	there is a Change of Control of any Party that occurs without the prior written consent of the other Party;

9.2.2.	if ABCCceases to hold an exemption from holding a licence to provide account issuance services and DPT services for any reason and no payment services licence has been granted by MAS to ABCC to provide account issuance services and DPT services under the PS Act;

9.2.3.	if ABCC’s application for a payment services licence to provide account issuance services and DPT services under the PS Act is rejected by the MAS; and/or

9.2.4.	if the payment services licence to provide account issuance services and DPT services under the PS Act granted to ABCC is revoked or rescinded for any reason.

9.3.	Each Party shall inform the other Party immediately on the occurrence of any of the termination events set out in Clause 9.1 and ABCC shall inform NextBank immediately on the occurrence of any of the termination events set out in Clause 9.2.

9.4.	If either Party seeks to terminate this Agreement without causes described in Clause 9.1 or 9.2, they may do so by mutual written consent.

9.5.	Any termination of this Agreement shall not affect any accrued rights, obligations and liabilities of any Party under this Agreement. The right to terminate this Agreement under Clauses 9.1 and 9.2 shall not prejudice any other right or remedy of any Party in respect of the breach concerned (if any) or any other breach.

10.	DATA PROTECTION

10.1.	Each Party shall, at its own expense, ensure that it complies with and assists the other Party to comply with the requirements of all legislation and regulatory requirements relating to the use of personal data and the privacy of electronic communications which are applicable, including but not limited to the General Data Protection Regulation ((EU) 2016/679), in the performance of their respective obligations under this Agreement.

10.2.	Without prejudice to Clause 10.1, ABCC shall ensure that it complies with all legislation and regulatory requirements relating to the use of personal data and the privacy of electronic communications which are applicable, including but not limited to the General Data Protection Regulation ((EU) 2016/679), in the performance of its obligations under this Agreement, including in relation to the collection of personal data from the Users, the transfer of personal data of Users to NextBank to satisfy the KYC Requirements, the grant of access to the IT and operational systems of the ABCC Exchange to NextBank for the purposes of developing and implementing the Relevant Systems and the grant of access to the Staking Accounts of the Users to NextBank, in each case in accordance with this Agreement.

11.	INTELLECTUAL PROPERTY

11.1.	The parties agree that each Party’s Intellectual Property Rights shall remain it sole property and this Agreement does not transfer any interest in the Intellectual Property Rights owned by a Party.

11.2.	Each Party may only use the other party’s Intellectual Property Rights with the prior written consent of the other Party.

11.3.	Subject to Clauses 11.4 and 11.5, all Intellectual Property Rights arising out of the Relevant Systems (the “Created Intellectual Property”) shall be the sole property of NextBank. All costs incurred with respect to the development and implementation of the Relevant Systems shall be borne by NextBank.

11.4.	NextBank hereby grants ABCC a non-exclusive, royalty-free licence during the duration of this Agreement to use the Created Intellectual Property in relation to the Project and this Agreement only. Upon the termination or cessation of this Agreement, ABCC shall cease to use the Created Intellectual Property and shall return any physical embodiment of the Created Intellectual Property (including any copies) in its possession or control to NextBank.

12.	ANTI-CORRUPTION

12.1.	Each Party shall in relation to this Agreement:

12.1.1.	comply with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption

12.1.2.	have and shall maintain in place throughout the term of this agreement its own policies and procedures to ensure compliance with all applicable laws, statutes and regulations relating to anti-bribery and anti-corruption;

12.1.3.	promptly notify the other Party (in writing) if it becomes aware of any breach of Clauses 12.1.1 and 12.1.2.

12.2.	Each Party shall provide such supporting evidence of compliance as the other Party may reasonably request.

13.	CONFIDENTIALITY

13.1.	Subject to Clause 13.2:

13.1.1.	each Party shall treat as strictly confidential and not disclose or use any information received or obtained as a result of it entering into this Agreement which relates to the provisions of this Agreement or the negotiations relating to this Agreement; and

13.1.2.	each Party shall, and shall procure and ensure that its subsidiaries shall, treat as strictly confidential and not disclose or use any information, whether in written or any other form, which has been disclosed to it by or on behalf of the other Parties in confidence or which by its nature ought to be regarded as confidential.

13.2.	The confidentiality obligations in Clause 13.2 shall not apply to any information:

13.2.1.	which is required to be disclosed by law, or by any stock exchange or governmental or other regulatory or supervisory body or authority having jurisdiction over the disclosing Party (including but not limited to the NASDAQ);

13.2.2.	which becomes generally known to the public, other than by reason of any wilful or negligent act or omission of any Party or any of its employees;

13.2.3.	which is, at the time of disclosure, legally in the possession of the Party to which such information is to be furnished (as evidenced by written records);

13.2.4.	which subsequently comes into the lawful possession of the Party receiving such information or its authorised recipient from a third party who is not in breach of any duty of confidence with regard to the information;

13.2.5.	which is required to be disclosed pursuant to any applicable legal requirement or legal process issued by any court or any competent government authority or rules or regulations of any relevant regulatory body including the rules promulgated by any stock exchange (including but not limited to any listing rules and regulations of a stock exchange);

13.2.6.	which any Party is required to disclose to a third party in order to perform its obligations under or pursuant to this Agreement;

13.2.7.	of a Party where such Party has given prior written approval to the disclosure or use; and

13.2.8.	which is independently developed by the recipient.

14.	ANNOUNCEMENTS

14.1.	Subject to Clause 14.1, no Party shall make, or permit any person to make, any public announcement, communication or circular (announcement) concerning the existence, subject matter or terms of this Agreement, the wider transactions contemplated by it (including the Phase 1 Project and the Project), or the relationship between the parties, without the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed).

14.2.	Clause 14.1 shall not apply to any announcement is required by law or any governmental or regulatory authority (including, without limitation, any relevant stock exchange including but not limited to NASDAQ), or by any court or other authority of competent jurisdiction, provided that the party required to make the announcement shall promptly notify the other Party and to the extent permissible make all reasonable attempts to agree the contents of the announcement before making it.

15.	NOTICES

15.1.	Any notice or other communication to be given by a Party to the other Parties under, or in connection with, this Agreement shall be in writing and in English, and signed by or on behalf of the Party giving it. It shall be served by sending it by electronic mail or facsimile to the number as set out in Clause 15.2 or delivering it by hand or sending it by pre-paid post, to the address set out in Clause 15.2 (or as otherwise notified from time to time in accordance with the provisions of Clause 15.3. A notice so served by electronic mail, facsimile, hand or post shall be deemed to have been given:

15.1.1.	in the case of electronic mail or facsimile, at the time of transmission;

15.1.2.	in the case of delivery by hand, when delivered; and

15.1.3.	in the case of post, on the second (2nd) Business Day after the date of posting (if sent by local mail) and on the seventh (7th) Business Day after the date of posting (if sent by air mail;

provided that in each case where delivery by electronic mail, facsimile or by hand occurs after 6 pm on a Business Day or on a day which is not a Business Day, a service shall be deemed to occur at 9 am on the next following Business Day. References to time in this clause are to local time in the country of the addressee.

15.2.	The electronic mail addresses, addresses and facsimile numbers of the Parties for the purpose of Clause 15.1 are as follows:

Nextbank International, Inc
Address	:
Email Address	:
Attention	:

Alphabit Consulting Pte. Ltd.
Address	:
Email Address	:
Attention	:

15.3.	Each Party may notify the other Parties of a change to its name, electronic mail address, address or facsimile number for the purposes of this Clause, provided that, such notice shall only be effective on the date specified in the notice as the date on which the change is to take place or if no date is specified or the date specified is less than five (5) Business Days after the date on which notice is given, the date following five (5) Business Days after notice of any change has been given.

16.	COSTS AND EXPENSES

Except as expressly provided in this Agreement, each Party shall bear all costs, fees and expenses incurred by it in connection with the preparation, review, negotiation, execution, delivery and/or performance of this Agreement.

17.	GENERAL

17.1.	Assignment

17.1.1.	Subject to Clause 17.1.2, neither Party shall assign, transfer, mortgage, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under this Agreement without the prior written consent of the other Party.

17.1.2.	Either Party may, after having given prior written notice to the other Party, assign or subcontract any or all of its rights and obligations under this Agreement to a member of its Group for so long as that company remains a member of the assignor’s Group. The assignor shall procure that such assignee assigns any rights assigned to it in accordance with this Clause back to the assignor or another member of the assignor’s Group immediately before it ceases to be a member of the assignor’s Group.

17.2.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by the Parties

17.3.	Severance

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part- provision shall be deemed deleted. Any modification to or deletion of a provision or part- provision under this Clause shall not affect the validity and enforceability of the rest of this Agreement.

17.4.	Entire Agreement

This Agreement constitutes the entire agreement among the Parties and supersedes any previous written or oral agreement and understandings among the Parties with respect to the subject matter hereof.

17.5.	No Partnership or Agency

Nothing in this Agreement is intended to, or shall be deemed to, establish any partnership between any of the parties, constitute any Party the agent of another Party, or authorise any Party to make or enter into any commitments for or on behalf of any other Party.

17.6.	Waiver

17.6.1.	A waiver of any right or remedy under this Agreement or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent breach or default.

17.6.2.	A failure or delay by a Party to exercise any right or remedy provided under this Agreement or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by law shall prevent or restrict the further exercise of that or any other right or remedy.

17.7.	Counterparts

This Agreement may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in ..pdf format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

17.8.	Third Party Rights

A person who is not a party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act (Cap. 53B of Singapore) to enforce any of its terms.

17.9.	Further Assurance

Each Party shall, and shall use all reasonable endeavours to execute and deliver such documents and perform such acts as may be required for the purpose of giving full effect to this Agreement.

18.	FORCE MAJEURE

18.1.	For purposes of this Clause, “force majeure” means an event beyond the reasonable control of either Party, which by its nature could not have been foreseen by such Party, or, if it could have been foreseen, was unavoidable, and includes acts of God, storms, floods, fires, sabotage, civil commotion or civil unrest, interference by civil or military authorities, threat, acts of war (declared or undeclared) or acts of terrorism and pandemics.

18.2.	Neither Party shall be under any liability for failure to fulfill any obligation under this Agreement, so long as and to the extent the fulfillment of such obligation is prevented, frustrated, hindered, or delayed as a consequence of circumstances of force majeure, provided, that such Party shall have used commercially reasonable efforts to minimize to the extent practicable the effect of force majeure on its obligations hereunder. The Party affected by the force majeure event shall notify the other Party of that fact as soon as practicable.

18.3.	If the force majeure in question continues for a continuous period in excess of ninety (90) days, the Parties shall enter into discussions in good faith with a view to alleviating its effects, or agreeing upon such alternative arrangements as may be fair and reasonable failing which the other Party shall be entitled to elect to terminate this Agreement by notice in writing to the Party affected by the force majeure event.

19.	GOVERNING LAW AND JURISDICTION

19.1.	This Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the laws of Singapore.

19.2.	Unless otherwise specified in this Agreement, any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration in Singapore in accordance with the Arbitration Rules of the Singapore International Arbitration Centre (“SIAC”) for the time being in force, which rules are deemed to be incorporated by reference in this Clause. The arbitral tribunal shall consist of one arbitrator to be appointed by the President of the SIAC. The language of the arbitration shall be English and the seat of arbitration shall be in Singapore.

19.3.	Notwithstanding Clause 19.2, at its sole option, it is agreed that NextBank, may choose, instead of arbitration, to submit any such claim before the courts of Singapore which shall have exclusive jurisdiction in relation to any dispute. In such case, each Party irrevocably submits to the jurisdiction of the Singapore courts and waives any objection to the exercise of that jurisdiction.

In witness whereof this Agreement has been entered into on the date stated at the beginning.

Signed for and on behalf of	)
NEXTBANK INTERNATIONAL, INC	)
)
	)	/s/ Jorge Miro 08/22/2022
In the presence of:	)	Signature of Director/Authorised Signatory

Signature of Witness
Name of Witness:

Signed for and on behalf of	)
ALPHABIT CONSULTING PTE. LTD.	)
)
	)	/s/ Alan Li 08/22/2022
In the presence of:	)	Signature of Director/Authorised Signatory

Signature of Witness
Name of Witness:

Schedule 1

Phase 1 Project

The terms of the Phase 1 Project are set out below.

1.	ABCC shall purchase Porta from NextBank using fiat currency.

2.	The fiat currency paid by ABCC to NextBank for the purchase of Porta shall be maintained by NextBank in a segregated reserve account (the “ABCC Porta Reserve”). ABCC shall purchase such amount of Porta in order to maintain a minimum amount of fiat currency in the ABCC Porta Reserve (the “Minimum Prepaid Card Reserve”). The amount of the Minimum Prepaid Card Reserve shall be mutually agreed between the Parties.

3.	NextBank shall pay interest on the fiat currency maintained in the ABCC Porta Reserve based on the prevailing interest rates offered by NextBank on fiat deposits from time to time.

4.	Subject to a User having satisfied all KYC Requirements, NextBank shall on the application of such User, open a prepaid card in the name of the User for the deposit of fiat currency (the “NextBank Prepaid Card Account”) (unless the User already has an existing account with NextBank and issue prepaid payment cards to the User (the “Prepaid Card”) and.

5.	All obligations of the Parties set out in in Clause 3.4 relating to the verification of Users shall apply in relation to the Phase 1 Project.

6.	Where the User purchases Porta on the ABCC Exchange and sends it to the NextBank Exchange Account on ABCC (the “NextBank Exchange Account”). NextBank shall transfer fiat currency, equivalent to the amount of Porta sent by the User, from the ABCC Porta Reserve to the User’s NextBank Prepaid Card Account.

7.	ABCC and NextBank shall cooperate to develop and implement a system and/or interface for the syncing of the NextBank Prepaid Card Account and the NextBank Exchange Account such that the User will be able to view his his fiat currency balance held with NextBank on the ABCC Exchange interface.

8.	ABCC shall not itself, nor shall it allow any of its customers to send Porta to any person, address, or wallet outside of ABCC except as expressly permitted by NextBank. ABCC acknowledges that Porta issued to ABCC may only be transacted between ABCC customers and may not be traded outside the ABCC Exchange

Schedule 2

KYC Requirements